Exhibit 99.1

National Beverage Posts FY 2008 Results

FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--National Beverage Corp. (NASDAQ:FIZZ) today reported financial results for its fourth quarter and fiscal year ended May 3, 2008.

For the fourth quarter:

  Revenues increased 9% to $147.5 million;
  Operating income increased 6% to $8.8 million;
  Net income was $ 5.6 million, or $.12 per share.

For the fiscal year:

  Revenues increased 5% to $566 million;
  Net income was $22.5 million, or $.49 per share.

“While it is always difficult to report less than targeted results, the past two years have been so abnormal relative to ‘runaway’ energy and commodity costs that I find it prudent to break from ‘normal’ reporting,” stated Chairman and Chief Executive Officer, Nick A. Caporella. “For comparative analysis, using four of our commodity/raw materials – aluminum, glass, plastic-PET and sweetener cost increases ONLY (no energy or fuel increases), the additional cost effect on FY2008 was in excess of $20 million.”

“The above did not severely distract from our reported results due to management’s diligence and our ability to pass most of these costs on to our customers and, ultimately, our consumer. But, the challenge to maintain volume while recovering these costs, is ever present, especially in the current economic climate,” continued Caporella.

“Our brands Shasta and Faygo are not only value oriented relative to the thrifty spender, but the large family mom can also entertain her cash stretched family with fun-filled, great-tasting flavors. Additionally, our sparkling waters, energy and functional beverages continue their growth as witnessed by the above normal growth during 2008. The trend of our results during the fourth quarter and over the recent months of our new fiscal year are encouraging. Nonetheless, we are diligently pursuing our plan cautiously,” continued Caporella.

“Our focus is to maximize our innovative skills, grow our margins where we can, pressure our weak competitors and, above all, safeguard our investors’ interests to the best of our ability – ALL-WAYS!” concluded Caporella.

National Beverage is highly innovative, making it unique as a pace-setter in the changing soft-drink industry. Its lineup of refreshment products consisting of – Energy Drinks and Fortified Powders, functionally enhanced juices and waters, and new-to-come beverage supplements are geared toward the lifestyle/health-conscious consumer.

Shasta® – Faygo® – Everfresh® and LaCroix® are aligned with Rip It® and Rip It Chic™ energy products to make National Beverage . . . America’s Flavor•Favorite – soft-drink company.

Fun, Flavor and Vitality . . . the National Beverage Way

National Beverage Corp.
Consolidated Results for the Three Months and Fiscal Year Ended
May 3, 2008 and April 28, 2007
(in thousands, except per share amounts)

	Three Months Ended		Fiscal Year Ended
	May 3,	April 28,	May 3,	April 28,
	2008	2007	2008	2007

Net Sales	$147,527	$135,953	$566,001	$539,030

Net Income	$5,564	$6,140	$22,480	$24,682

Net Income Per Share
Basic	$.12	$.13	$.49	$.54
Diluted	$.12	$.13	$.49	$.54

Average Common Shares Outstanding
Basic	45,949	45,791	45,894	45,763
Diluted	46,113	46,111	46,109	46,073

The fourth quarter and fiscal year ended May 3, 2008 consisted of 14 and 53 weeks, respectively.

Net Income per share and average common shares outstanding amounts are adjusted for the 20% stock dividend distributed on June 22, 2007.

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include fluctuations in costs, changes in consumer preferences and other items and risk factors described in the Company's Securities and Exchange Commission filings and the Company disclaims an obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.

CONTACT:
National Beverage Corp., Fort Lauderdale
Grace A. Keene, Office of the Chairman, 954-581-0922